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                                                                      EXHIBIT 3

                           SQUARE INDUSTRIES, INC.
                         EXECUTIVE SEVERANCE PAY PLAN

                         (Effective October 29, 1996)

                                 INTRODUCTION


        The purpose of this Executive Severance Pay Plan (the "Plan") is to enable Square Industries, Inc., a New York corporation (the "Company") to offer a form of protection to certain designated employees of the Company or its Affiliates in the event that a Change of Control of the Company occurs and their employment terminates within a designated period thereafter.

        Accordingly, the Company's Board of Directors has adopted this Plan, effective October 29, 1996 for the employees designated on Schedule A hereto who were employed by the Company on October 29, 1996 in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.

        The Plan, effective October 29, 1996, amends and supersedes any severance plans, policies and/or practices of the Company or any of its Affiliates.


                                  ARTICLE I
                                 Definitions

        1.1. "Affiliates" shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Code Section 414(o). No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

        1.2. "Base Period" shall mean six months from the Effective Date from the Change of Control.

        1.3.    "Board" shall mean the Board of Directors of the Company.

        1.4. "Cause" shall mean (with regard to a Participant's termination of employment with the Control Group: (a) the Participant's conviction for a felony; (b) the Participant's embezzlement, willful breach of fiduciary duty or fraud with regard to the Control Group or any of their assets or businesses; or
(c) the Participant's substantial failure to perform the material duties of his or her position, unless with respect to the performance deficiencies such failure is corrected within thirty (30) days after the Employer provides the Participant with written notice of the failure.

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        1.5.    "Change of Control" shall mean any of the following:  (a) the merger, consolidation or sale of all or substantially all of the assets of the Company, or (b) the acquisition by a person or an affiliated group of persons of at least 50% of the outstanding Shares of Common Stock of the Company.

        1.6.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.7. "Committee" shall mean those executives officers of the Company appointed by the Board. In the event no Committee is appointed, the Board shall be deemed the Committee.

        1.8. "Company" shall mean Square Industries, Inc., a New York corporation.

        1.9.    "Control Group" shall mean the Company and its Affiliates.

        1.10. "Designated Employee" shall mean the individual employee of the Company or an Affiliate, the name of which employee is set forth in Schedule A hereto.

        1.11. "Designated Period" shall mean twelve months from the effective date of a Change of Control.

        1.12.   "Effective Date" shall mean October 29, 1996.

        1.13. "Employer" shall mean the Company and any Affiliate which has adopted the Plan under Section 6.1 hereof.

        1.14. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.15. "Good Reason" shall mean (with respect to a Participant's termination of employment within the Control Group): (a) the elimination of a Participant's position, unless the Participant, if employed on the Effective Date, is offered a comparable or better position at one of the Company's facilities in the same metropolitan area; (b) the Participant's voluntary termination due to a reduction in Salary; or (c) the Participant's voluntary termination due to a material reduction in job responsibilities or material demotion in job title or position.

        1.16. "Noncompetition Agreement" shall mean this agreement in the form of Exhibit A hereto not to compete with the Control Group for the period commencing with the Termination Date and ending with the last day of the Designated Period.

        1.17. "Participant" shall mean any Designated Employee who is set forth in Schedule A hereto.

        1.18. "Plan" shall mean the Square Industries, Inc. Executive Severance Pay Plan.



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        1.19.   "Salary" shall mean a Participant's regular annual salary or wages (whether paid on an hourly or salaried basis) from the Employer on his or her Termination Date or the Effective Date, whichever is greater, inclusive of a Participant's pre-tax 401(k) contributions but exclusive of overtime, bonuses, commissions, awards, imputed income and all other incentive compensation, supplemental compensation, and extraordinary payments. In calculating the amount of Severance Benefit, the Committee shall use the following guidelines:

                (a)     the monthly Salary rate shall be computed by dividing
                        the Participant's Salary by twelve (12); and
                (b)     the weekly Salary rate shall be computed by dividing
                        the Participant's Salary by fifty-two (52).

        1.20. "Severance Benefit" shall mean the benefit paid to the Participant by the Employer in accordance with Section 2.2 hereof, payable in a lump sum.

        1.21. "Termination Date" shall mean the last official work day for which the Participant receives pay for service with the Employer and specifically excludes any period for which a Severance Benefit payment is made.

                                  ARTICLE II
                                   Benefits

        2.1. Eligibility for Benefits. (a) Any Participant whose employment with the Control Group is terminated without Cause by an Employer at any time during the Designated Period; or (b) who terminates employment with the Control Group within sixty days of the occurrence of any Good Reason event with regard to such Participant with the Control Group or (c) who terminates employment at any time during the Designated Period for any reason at any time after the Base Period but within the Designated Period shall be entitled to Severance Benefit in the manner set forth in Section 2.2 below.

        2.2.    Amount and Form of Benefits.  Any Participant described in
Section 2.1 above shall be entitled to receive a Severance Benefit in the amount equal to the aggregate Salary he or she would have received for the entire period from the Termination Date through the end of the Designated Period, with such payment to be made in cash or certified check within ten days following the Termination Date. There shall be withheld from such payment the amount of taxes the Company is required to withhold under applicable federal, state and local law. In the event the termination is effected after the Base Period by the Participant without Good Reason, the payment of Severance Benefit shall be contingent upon the receipt by the Company of a Noncompetition Agreement executed by the Participant.

        2.3. Benefit in the Event of Death. In the event a Participant dies prior the receipt of his or her Severance Benefit, such Benefit shall be paid to the Participant's spouse or if the Participant is not married on the date of death, to the Participant's estate.


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        2.4.    No Duty to Mitigate/Set-off.  No Participant entitled to
receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. An Employer's obligations to make payment of Severance Benefits and otherwise to perform its obligations hereunder shall not be effected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which an Employer may have against the Participant.

                                 ARTICLE III
                                   Funding

        3.1. Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be solely general creditors of the Company. If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, such reserve shall not under any circumstances be deemed to be an asset of the Plan.

                                  ARTICLE IV
                          Administration of the Plan

        4.1. Plan Administrator. The general administration of the Plan on behalf of the Employers shall be placed with the Committee. The Committee shall administer and interpret the Plan subject to the terms set forth herein.

        4.2. Liability. No member of the Committee and no officer, director or employee of the Company or any other member of the Control Group shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no member of the Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee.

        4.3. Indemnification. Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the
Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

        4.4.    Claims Procedure.   Any claim by a Participant with respect to
benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. If the Committee determines that the claim should be denied, the Committee shall notify the Participant in writing of the denial of the claim within thirty (30) days after its receipt thereof (this period


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may be extended an additional thirty (30) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension).
Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Participant of his or her right pursuant to this Section 4.10 to request view of the decision. A Participant may appeal the denial of a claim by submitting a written request for review to the Committee, within thirty (30) days after the date on which such denial is received.

        A Participant or his or her duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel, at the Participant's sole expense. The Committee shall decide whether or not to grant the claim within thirty (30) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional thirty (30) days in special circumstances. Written notice of any such special circumstances shall be sent to the Participant. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

                                  ARTICLE V
                          Amendment and Termination


        5.1. Amendment and Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that any amendment reducing the benefits provided hereunder or any Plan termination shall not be effective prior to the later of (i) the date all benefits have been paid to Designated Employees hereunder or (ii) first anniversary of the date of the Change of Control. Any termination or amendment of the Plan, however, shall not affect the Severance Benefit hereunder, if any, payable to any Participant who was a Designated Employee on or prior to the Effective Date or whose Termination Date has occurred prior to the date of the amendment or termination of the Plan.

                                  ARTICLE VI
                                Miscellaneous


        6.1. Rights of Employees. Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Designated Employee in its service. All Designated Employees shall remain subject to discharge at any time for any reason.



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        6.2.    Controlling Law.  The construction and administration of the
Plan shall be governed by ERISA. To the extent not so governed, it shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).

        6.3. Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

        6.4. Assignment and Alienation. The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed this ______day of _______, 1996.




                                            By: /s/ Lowell Harwood
                                                --------------------------------
                                                         Lowell Harwood

                                            Title: Chairman of the Board
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